EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES C CONVERTIBLE CUMULATIVE PREFERRED STOCK
OF
GENERAL FINANCE CORPORATION,
a Delaware corporation

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

General Finance Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to the authority contained in the Fourth Section of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (“Board”) has adopted the following resolutions cancelling the Certificate of Designation, Preferences and Rights (the "Certificate of Designation") of the Series C Convertible Cumulative Preferred Stock ("Series C"):

NOW, THEREFORE, BE IT RESOLVED, that the Series C was created pursuant to the Certificate of Designation filed on September 28, 2012, that on February 12, 2013 the closing price of the common stock of the Corporation ("Common Stock") on the NASDAQ Stock Market was $5.06 per share and pursuant to Section 6(a) of the Certificate of Designation, all issued and outstanding shares of Series C automatically converted to Common Stock on February 12, 2013;

RESOLVED, FURTHER, that pursuant to Section 151 of the General Corporation Law of the State of Delaware, no shares of Series C are outstanding because no shares of Series C remain outstanding and no shares of Series C will be issued subject to the Certificate of Designation filed on September 28, 2012;

RESOLVED, FURTHER, that all shares of Series C be, and they hereby are, cancelled, the Certificate of Designation filed on September 28, 2012 be, and it hereby is, cancelled and the Certificate of Designation filed on September 28, 2012 be, and it hereby is, eliminated from the Certificate of Designation filed on September 28, 2012.

[Signatures continued on next page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination of Certificate of Designation, Preferences and Rights of Series C Preferred Stock to be duly executed by its Secretary on April 2, 2013.

GENERAL FINANCE CORPORATION

By:     /s/ Christopher A. Wilson
Christopher A. Wilson
Secretary